Exhibit 99.1

Somerset, NJ - May 7, 2024 - NYIAX, Inc. (“NYIAX” or the “Company”), a leading platform known for its advancements in intelligent contracts and futures trading, today announced significant changes to its leadership and board of directors, reaffirming its commitment to strategic growth and innovation.

In a move to align its leadership with its vision for the future, NYIAX has made adjustments to its board of directors, positioning the organization for continued expansion and success in the dynamic trading landscape.

Stepping into the role of CEO in January, Ms. Teri Gallo is now a newly appointed board Director. Ms. Gallo brings three decades of leadership in advertising and technology and has been instrumental in driving organizational transformation. Reflecting on her new role, Ms. Gallo remarked, “I am truly excited to be given the opportunity to lead NYIAX and join the board. NYIAX’s innovative approach to intelligent contracts and advanced trading will help marketers further disrupt the status quo as we solidify our position in the advertising market. With that, I am particularly enthusiastic about the potential for NYIAX to extend its impact beyond advertising and shape the future of electronic trading across diverse sectors.”

Joining Ms. Gallo on the board are three new independent directors. Each distinguished professional is recognized for their extensive contributions in the finance, technology, and global business arenas.

Mr. Bruce Cooperman, currently serving as Managing Partner at Nereus Advisors, LLC, joins NYIAX as a Director. With a distinguished career spanning financial leadership roles, Mr. Cooperman brings invaluable insights to NYIAX. Commenting on his appointment, Mr. Cooperman stated, “I am thrilled to formalize my role on NYIAX’s board. I see immense value in what NYIAX has built, and I am eager to leverage my experience in financial services and exchanges to help the company realize its full potential. Beyond revolutionizing advertising, I believe this platform holds the potential to disrupt and innovate across multiple sectors, and I am excited to be a part of that journey.”

Mr. Michael Garone, a seasoned financial services veteran with over four decades of experience, also joins NYIAX as a Director. With a proven track record in managing domestic and international businesses, Mr. Garone’s expertise will be instrumental in shaping NYIAX’s trading strategies. Mr. Garone expressed, “I am honored to join NYIAX’s board. As we navigate the complexities of the trading landscape and growing the business, I look forward to leveraging my experience to drive strategic initiatives that propel the company forward.”

Completing the quartet of new board appointments is Mr. Paul Richardson, a Director who is a highly respected global finance executive. With a wealth of experience in the advertising sector and financial management, Mr. Richardson’s strategic guidance will be invaluable to NYIAX. Mr. Richardson commented, “I have been watching NYIAX for some time. I am excited to formally join the board and contribute to the organization’s success. I believe the company’s disruptive technologies have the potential to redefine the advertising industry, and I look forward to being a part of that journey.”

The announcement of the new appointments coincides with the resignation of Thomas F. O’Neill as Chairman of the Board on April 30, 2024. NYIAX acknowledges Mr. O’Neill’s contributions and expresses gratitude for his years of dedicated service. With the resignation of Mr. O’Neill and with the new additions to the board of Ms. Gallo, Mr. Cooperman, Mr. Garone and Mr. Richardson, NYIAX has a board of six directors including existing directors Ms. Carolina Abenante, Esq and Mr. Robert Ainbinder, Jr.

Expressing confidence in the newly appointed board members and the future of NYIAX, Ms. Carolina Abenante, Esq. and Mr. Robert Ainbinder Jr. shared, “We are excited to have Teri onboard as CEO. We also extend a warm welcome to her, Bruce, Mike, and Paul as they join our board. Their chemistry, expertise, and insights will be invaluable as we move forward. As NYIAX continues to innovate and lead in intelligent contracts and futures trading, the newly constituted leadership and board stand ready to guide the company into its next phase of growth and development.”

About NYIAX

NYIAX (https://www.nyiax.com) is the world’s first upfront marketplace and advanced contract management platform, providing advertisers and publishers a platform to buy, sell and trade premium advertising contracts in a forward/futures methodology every day. As the first and only trusted, transparent and curated marketplace built on Nasdaq technology, the NYIAX platform offers global market-tested trust, transparency and curation to help users identify and unlock the true value of media.

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